UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 2, 2014

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, Missouri 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In a Current Report on Form 8-K filed on December 20, 2013, WireCo WorldGroup Inc. (the “Company”) reported that Eric V. Bruder, the Company’s Executive Vice President and Chief Operating Officer, was no longer with the Company. Effective on January 2, 2014, the Company and Mr. Bruder entered into a Separation Agreement and Release (the “Separation Agreement”).

Per the terms of the Separation Agreement, Mr. Bruder will receive the Retention Payment (as defined in the Retention Agreement dated April 8, 2013, filed as Exhibit 10.2 of Form 10-Q for the period ended March 31, 2013), 12 months of his base salary, a bonus with respect to the fiscal 2013 fourth quarter, and the extension of the exercise period of his vested options to acquire shares of WireCo WorldGroup (Cayman) Inc. through the tenth anniversary of the grant date (or the original date of expiration, if sooner), subject to his compliance with the Post-Termination Obligations (as defined in the Separation Agreement). The Separation Agreement also provides for a general release in favor of the Company by Mr. Bruder, subject to certain exceptions.  Mr. Bruder's post-termination obligations under his employment arrangements with the Company continue in effect, including his confidentiality, non-competition and non-solicitation obligations.
The foregoing description of the Separation Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

10.1	Separation Agreement and Release, dated January 2, 2014, between WireCo WorldGroup Inc. and Eric V. Bruder, former COO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	January 8, 2014	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President and Chief Financial Officer